Exhibit 10.15

Contact:
Kenneth I. Sawyer
Chairman and Chief Executive Officer
Pharmaceutical Resources, Inc.
(914) 425-7100


FOR IMMEDIATE RELEASE


                         PHARMACEUTICAL RESOURCES, INC.
             COMPLETES PREVIOUSLY ANNOUNCED STRATEGIC ALLIANCE WITH
                                   MERCK KGaA

     Spring Valley, New York, June 30, 1998 -- Pharmaceutical Resources, Inc. (NYSE/PSE:PRX) announced today that it has completed the previously announced strategic alliance with Merck KGaA, Darmstadt, Germany. Merck KGaA is a German pharmaceutical, laboratory and chemical company. Merck KGaA, through its subsidiary Lipha Americas, Inc. ("Lipha"), purchased today 10,400,000 newly-issued shares from the Company. In addition, Merck KGaA today purchased 1,813,272 shares of the Company's common stock from Clal Pharmaceutical Industries Ltd. ("Clal"), the Company's largest stockholder prior to this transaction. As a result of the stock purchases today, Merck KGaA has a 42% stake in Pharmaceutical Resources.

     The cash purchase price of $2 per share provides Pharmaceutical Resources with $20.8 million for investment in its continuing business. The Company intends to use approximately $3.6 million of the net proceeds of the stock sale to repay advances made to it under its existing line of credit and the remainder will be used for working capital, including business expansion.

     Today, the Company also issued to Merck KGaA and its Canadian subsidiary, Genpharm Inc. ("Genpharm"), five-year options to purchase an aggregate of 1,171,040 shares of the Company's common stock at an exercise price of $2 per share in exchange for consulting services to be provided to the Company. The Company's shareholders approved the stock sale and option issuance at the Annual Meeting of Shareholders held on June 26, 1998.

     Kenneth I. Sawyer, Chairman and Chief Executive Officer of the Company, commented "We are excited about the future of the Company now that we have consummated our strategic alliance with Merck KGaA. The cash from the stock sale together with the previously announced Distribution Agreement with Genpharm granting Pharmaceutical Resources the right to distribute the numerous products identified for both near and long term development gives us the ability to achieve our goal of becoming a profitable generic company".


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                                     - more-

     Merck KGaA is a German specialty pharmaceuticals, laboratory and chemical company with sales of $4.4 billion, and 29,000 employees in 47 countries worldwide. Its pharmaceutical sales of $2.5 billion consists mainly of ethicals, generics, contrastmedia and OTC products. Within the Ethicals Division Merck spends more than 20% of its sales on R&D and has core research expertise in CV, CNS, oncology and metabolic disease. Merck KGaA owns Merck-Lipha S.A., a French ethical and generic pharmaceutical company, which owns Dey Laboratories, L.P., a U.S. generic pharmaceutical company located in Napa Valley, California.

     Pharmaceutical Resources, Inc. is a holding company with subsidiaries that develop, manufacture and distribute generic pharmaceuticals products. PRI's principal subsidiary, Par Pharmaceutical, located in Spring Valley, New York, manufactures and distributes various dosage strengths of approximately 100 products.

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